                                  EXHIBIT 10.1

             COMMERCIAL INSTALLMENT NOTE (WITH FINANCIAL COVENANTS)


$750,000.00                                Executed at Huntington, West Virginia
                                                               February 27, 1996


FOR VALUE RECEIVED, the undersigned ("Debtor") promises to pay to the order of NATIONAL CITY BANK, COLUMBUS ("Bank"), which has its principal place of business in Columbus, Ohio, at any office of Bank, SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS in lawful money of the United States together with interest, in sixty (60) consecutive monthly installments, commencing the 1st day of April, 1996. Each installment shall consist of principal in the amount of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) plus the unpaid interest accrued on this note, except that the final installment shall be in such amount as will pay all of the unpaid principal of and unpaid interest accrued on this note in full.

Prior to maturity, principal and any overdue interest shall bear interest, computed daily (on the basis of a 360-day year and actual days elapsed), at rates determined according to the following interest options, to be elected by Debtor from time to time for all or parts of the outstanding principal balance of this note and, except with regard to Option 1, for various periods of time (each being an interest Period"):

OPTION 1: Computed at a fluctuating rate equal to the Prime Rate as defined herein, with each change in the Prime Rate automatically and immediately changing the rate thereafter applicable to this note without notice. All accrued interest calculated under Option 1 shall be due and payable on the first day of each month or upon the date another interest option is elected by Debtor.

OPTION 2: Computed at a fixed rate per annum equal to the LIBOR Margin Rate for Interest Periods of one, two, three, or six months as shall be specified by Debtor at the time of an election hereunder, or at the end of each previous Interest Period. Interest accrued under this Option 2 shall be due and payable on the first day of each month and on the last day of the relevant Interest Period.

The following procedures shall apply with respect to the election of the Interest Options hereunder: On the date this note is executed, Option 2 shall apply. Debtor may thereafter elect Option 1 by giving Bank written or oral notice at least two (2) Business Days prior to commencement of the applicable Interest Period and stating that Debtor has elected Option 1. Debtor's notice to elect Option 1 shall take effect commencing with the third Business Day after the date of Debtor's notice to Bank and continue in effect until three (3) Business days after Debtor gives Bank written or oral notice electing Option 2 for a specified Interest Period. At the end of each respective Interest Period during which Option 2 is in effect; (a) Debtor may elect to continue Option 2 at the then current LIBOR Margin Rate for the next Interest Period, or convert to Option 1 by giving Bank written or oral notice not later than two (2) Business Days prior to the end of the applicable Interest Period, and (b) if no election to continue under Option 2 at the end of an Interest Period is made by Debtor, the unpaid principal amount shall automatically convert to Option 1 and thereafter bear interest at the Prime Rate until three (3) Business days after Debtor gives Bank written or oral notice electing Option 2 for a specified Interest Period.

If interest is accruing under Option 1 for all or any portion of the outstanding principal balance of this note, Debtor may prepay such principal amount, in whole or in part, at any time without premium or penalty. If interest is accruing under Option 2, Debtor may prepay such principal amount, in whole or in part: (a) on the last day of the relevant Interest Period for such amount without premium or penalty or (b) at any other time upon one (1) Business Day's prior written notice if, concurrently with the prepayment Debtor pays to Bank a premium based upon the principal amount prepaid and computed (on the basis of a 360-day year and actual days elapsed) at a rate per annum equal to the excess, if any, of the applicable interest rate over the Reinvestment Rate, for the period from the date of prepayment to the last day of the relevant Interest Period.

Concurrently with each prepayment of the principal of this note, Debtor shall pay the unpaid interest accrued on the principal being prepaid, and each prepayment shall be applied to the outstanding installments of this note in the inverse order of their respective due dates.

If Debtor fails to pay an installment in full within ten (10) days after its due date, Debtor, in each case, will incur and shall pay a late charge equal. to the greater of twenty dollars ($20.00) or five percent (5%) of the unpaid amount. The payment of late charge will not cure or constitute a waiver of any Event of Default under this note.

Except as otherwise provided in writing, payments will be applied first to installments in the order of their respective due dates and then to late charges in the order of their respective due dates; provided, however, that if a payment so applied would pay the principal of this note in full, but leave late charges outstanding, such payment will instead be applied to late charges prior to being applied to the principal portion of the final installment. Each payment of an installment shall be applied first to accrued but unpaid interest and then to principal.

In its discretion, Bank may, from time to time, unilaterally change any provision for the application of payments and installments by giving a written notice to Debtor of the change. The notice shall be mailed to the address indicated herein or such other address that Debtor may furnish in writing to an appropriate officer of Bank and shall be mailed not less than fifteen (15) days prior to the effective date of such change.

If this note is not paid in full at maturity (whether by lapse of time, acceleration of maturity or otherwise), the interest rate otherwise in effect hereunder shall be increased by three percent (3%) per annum, provided that in no event shall the principal of and interest on this note bear interest after maturity at a rate less than the interest rate actually in effect hereunder.

In consideration of Bank's granting the loan evidenced by this note, Debtor further agrees with Bank as follows:

1.   WARRANTIES.  Debtor represents and warrants to Bank as follows:

     1.1 ORGANIZATION. Debtor Champion Industries, Inc. is a West Virginia corporation duly formed and in good standing under west Virginia law having its chief executive office at the address set forth opposite its signature below. Debtor Bourque Printing, Inc. is a Louisiana corporation duly formed and in good standing under Louisiana law having its chief executive office at the address set forth opposite its signature below. Debtor Champion Industries, Inc. and Bourque Printing, Inc. (hereinafter collectively referred to as "Debtor Corporations") have only the following Subsidiaries, if any: See Exhibit Al and Exhibit A2 attached hereto and incorporated herein. Each Debtor Corporation is duly qualified to transact business in each state or other jurisdiction in which either Debtor corporation owns or leases any real property or in which Debtors' counsel reasonably believes such qualification is necessary.
     1.2 AUTHORITY. Debtor has requisite power and authority to enter into this note. No registration with or approval of any governmental agency of any kind is required on the part of Debtor for the due execution and delivery or for the enforceability of this note. Each officer executing and delivering this note on behalf of Debtor has been duly authorized to do so. Neither the execution and delivery of this note by Debtor nor its performance and observance of the respective provisions hereof will violate any existing provision in its articles of incorporation, regulations or by-laws or any applicable law or violate or otherwise constitute a default under any contract or other obligation now existing and binding upon it. Upon the execution and delivery hereof, this note will become a valid and binding obligation of Debtor.

     1.3 LITIGATION. No litigation or proceeding is pending against Debtor before any court or any administrative agency which in the opinion of Debtors officers might, if successful, have a material, adverse effect on Debtor.

     1.4 TAXES. Debtor has filed all federal, state and local tax returns which are required to be filed by it and paid all taxes due as shown thereon (except to the extent, if any, permitted by subsection 2.2). Neither the Internal Revenue Service nor any other federal, state or local taxing authority has alleged any material default by Debtor in the payment of any tax material in amount or threatened to make any assessment in respect thereof which has not been reflected in the financial statements referred to in subsection 1.7.

     1.5 ASSETS. Debtor has good and marketable title to all assets reflected in its most current balance sheet except for changes resulting from transactions in the ordinary course of business. All such assets are clear of any mortgage, security interest or other lien of any kind other than any permitted by subsection 4.3.

     1.6 COMPLIANCE WITH LAW. Debtor's operations are in full compliance with all material requirements imposed by law, whether federal or state, without limitation, the Occupational Safety and Health Act, federal and state environmental protection laws and zoning ordinances.

     1.7 FINANCIAL STATEMENTS. All financial statements and credit applications delivered by Debtor to Bank accurately reflect Debtor's financial condition and operations at the times and for the periods therein stated.

2. AFFIRMATIVE COVENANTS. Debtor agrees that so long as any Bank Debt remains outstanding, Debtor shall perform and observe each of the following:

     2.1 FINANCIAL STATEMENTS. Debtor will furnish each of the following to Bank

          (a) as soon as available and in any event within ninety (90) days after the end of each Debtor's fiscal years, an annual report of Debtor for that year. Debtor's annual report shall be audited by a certified public accountant selected by Debtor and reasonably acceptable to Bank;

          (b) as soon as available and in any event within sixty (60) days after the end of each of the quarterly periods of each of Debtors fiscal years,

          (1) Debtor's balance sheet as at the end of the period and its income statement and surplus reconciliation for Debtor's current fiscal year to date certified by an appropriate officer of Debtor to be true and complete to the best of his knowledge and belief, and

          (2) that officer's certification that he knows of no Potential Event of Default that is then existing or if any does, a brief description thereof and of Debtor's intentions in respect thereof;

          (c) forthwith upon Bank's written request, such other information in writing about Debtor's financial condition, properties and operations as Bank may from time to time reasonably request.

          All of Debtor's financial statements shall be prepared in accordance with GAAP consistently applied except as disclosed therein and in form and detail satisfactory to Bank.

     2.2 TAXES. Debtor will pay in full, prior in each case to the date when penalties for the nonpayment thereof would attach, all taxes, assessments and governmental charges and levies for which it may be or become subject and all lawful claims which, if unpaid, might become a lien or charge upon its property; provided, that no item need be paid so long as and to the extent that it is contested in good faith and by timely and appropriate proceedings effective to stay the enforcement thereof.

     2.3 RECORDKEEPING. Debtor will at all times keep true and complete financial records in accordance with GAAP and, without limiting the generality of the foregoing, make appropriate accruals to reserves for estimated and contingent losses and liabilities. Debtor will permit sank at all reasonable times to examine Debtor's properties and records and to make copies of and extracts from such records at Bank's expense.

     2.4 INSURANCE. Debtor will keep itself and all of its insurable properties insured at all times to such extent, by such insurers and against such hazards and liabilities as is generally and prudently done by like businesses, and further in accordance with the provisions of the Related Writings.

     2.5 EXISTENCE. Debtor will at all times maintain its existence, rights and franchises

     2.6 COMPLIANCE WITH LAW. Debtor will comply with all applicable provisions of the Occupational Safety and Health Act, federal and state environmental protection laws and every other law (whether statutory, administrative, judicial or other and whether federal, state or local) and every lawful governmental order if noncompliance with such law or order would have a material, adverse effect on Debtor's business or credit; provided, that any alleged noncompliance shall not be an Event of Default if and to the extent

          (a) appropriate corrective measures are commenced within thirty (30) days after the noncompliance becomes apparent or is alleged, and thereafter are diligently pursued to the satisfaction of or being corrected by procedures satisfactory to the court, agency or other governmental authority in question, or

          (b) the alleged noncompliance is contested in good faith by timely and appropriate proceedings effective to stay the enforcement thereof.

     2.7 MAINTENANCE. Debtor will maintain all of its fixed assets in good working order and condition, ordinary wear and tear excepted.

     2.8 NOTICES. Debtor will cause its chief financial officer, or in his absence another officer designated by him, to give Bank prompt written notice whenever (a) Debtor receives notice from any ERISA regulator that a default under ERISA exists, (b) Debtor receives notice from any court, agency or other governmental authority of any alleged noncompliance with any law or order of the kind referred to in subsection 2.6, (c) the Internal Revenue Service or any other federal, state or local taxing authority shall allege any material default by Debtor in the payment of any tax material in amount or shall threaten or make any assessment in respect thereof, (d) any litigation or proceeding shall be brought against Debtor before any court or administrative agency which, if successful, might have a material, adverse effect on Debtor, (e) there shall be filed any application for a determination of the qualified status of any employee benefit plan; or (f) he reasonably believes that any Potential Event of Default has occurred or that any other representation or warranty made in section 1 shall for any reason have ceased in any material respect to be true and complete.

     2.9 BUSINESS PURPOSE. All funds disbursed under this note will be used for business or commercial purposes.

3. FINANCIAL COVENANTS. Debtor will comply with the following financial covenants with Bank to be ascertained by Bank on a quarterly basis from consolidated financial reports of Debtor Champion Industries, Inc., its subsidiaries and affiliates:

     3.1 CURRENT RATIO. The ratio of current assets to current liabilities shall be maintained at not less than 1.5:1.

     3.2 DEBT TO EQUITY RATIO. The ratio of Total Liabilities to Tangible Shareholder's Equity shall be maintained at not greater than 1:1.

     3.3 TANGIBLE NET WORTH. Debtor's Tangible Net Worth shall not fall below the following amounts for each designated period:

          Date of Closing through 10/31/96:       $15,000,000.00
          11/1/96 through 10/31/97:               $16,500,000.00
          11/1/97 through 10/31/98:               $18,000,000.00
          11/1/98 and thereafter:                 $20,000,000.00

     3.4 DEBT SERVICE COVERAGE. The ratio of Debtor's Net Income plus interest expense plus depreciation plus amortization to interest expense plus the current portion due of long term debt plus capitalized lease obligations shall be maintained at not less than 1.50:1.

     3.5 PRETAX INTEREST COVERAGE. Debtor will not, during any fiscal year of Debtor (commencing with the present fiscal year), suffer or permit the ratio of (a) the aggregate of its net income before taxes for that year plus interest expense to (b) its interest expense for that year, to be less than 2.50:1.

4.   NEGATIVE COVENANTS. Debtor further covenants with Bank as follows:

     4.1 ASSET TRANSFERS. Debtor will not lease as lessor, sell, sellleaseback or otherwise transfer (whether in one transaction or a series of transactions) all or any substantial part of its fixed assets (other than chattels that shall have become obsolete or no longer useful in its present business).

5. DEFAULT; REMEDIES. The occurrence of any of the following shall constitute an Event of Default hereunder: (a) Debtor's Bank Debt or any part thereof shall not be paid in full promptly when due (whether by lapse of time, acceleration of maturity or otherwise); (b) any Obligor shall die or be dissolved; (c) any representation or warranty by any Obligor in this note or any Related Writing shall be false or erroneous in any material respect;
     (d) any Obligor shall fail or omit to perform or observe any agreement made that Obligor in this note or in any Related Writing; (e) a judgment shall be entered against any Obligor in any court of record; (f) any deposit account of any Obligor is attached or levied upon; (g) any voluntary petition by or involuntary petition against any Obligor shall be filed pursuant to any chapter of any bankruptcy code or any Obligor shall make an assignment for the benefit of creditors, or there shall be any other marshalling of the assets and liabilities of any Obligor for the benefit of the Obligor's creditors; or (h) any Obligor's Bank Debt or any part thereof shall not be paid in full immediately when due (whether due by lapse of time, or acceleration or otherwise). Upon the occurrence of an Event of Default, the holder of this note may, in its sole discretion, declare this note to be due and payable, and the principal of and interest on this note shall thereupon become immediately payable in full, without any presentment, demand, or notice of any kind, which Debtor hereby waives. Debtor will pay to Bank all costs and expenses of collection of this note, including, without limitation, attorneys' fees.

6. DEFINITIONS. In addition to the words and terms elsewhere defined in this note, any accounting term used in this note shall have the meaning ascribed thereto by GAAP, and the following words and terms shall have the following meanings:

     ACCOUNT OFFICER means that officer who at the time in question is designated by Bank as the officer having primary responsibility for giving consideration to Debtor's requests for credit or, in that officer's absence, that officer's immediate superior or any other officer who reports directly to that superior officer;

     BANK DEBT means Debt payable to Bank, whether initially payable to Bank or acquired by Bank by purchase, pledge or otherwise and whether assigned or participated to or from Bank in whole or in part;

     BUSINESS DAY means a day on which Bank's main office is open to the public for carrying on substantially all of its banking functions, but shall not include Saturdays, Sundays or legal holidays;

     DEBT means, collectively, all monetary liabilities, and any charges and expenses incurred in connection therewith, now or hereafter owing by the Person or Persons in question, including, without limitation, every such liability whether owing by such Person or one (l) of such Persons alone or jointly, severally or jointly and severally, whether created by loan, overdraft, guaranty or other contract or by quasi-contract, tort, statute or other operation of law;

     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time;

     ERISA REGULATOR means any governmental agency having any regulatory authority over any of Debtor's pension plans, including, without limitation, the Department of Labor, the Internal Revenue Service and the pension Benefit Guaranty Corporation;

     GAAP refers to generally accepted accounting principles, applied on a basis consistent with Debtor's accounting procedures in effect on the date hereof;

     LIBOR means the London Interbank Offered Rate for deposits in U.S. Dollars traded between banks in the London interbank market and as set at or about 11:00 a.m. (London time), two (2) Business Days prior to the beginning of an Interest Period for periods equal to the relevant Interest Period and quoted on Telerate, page 3750 (or its successor if such page number changes) on the date of commencement of the Interest Period elected;

     LIBOR MARGIN RATE means the rate per annum equal to the sum of LIBOR plus 1.50%;

     OBLIGOR means any Person who is or shall become obligated or whose property is or shall serve as collateral for the payment of Debtor's Bank Debt or any part thereof in any manner, and in addition to Debtor, includes, without limitation, any maker, endorser, guarantor, subordinating creditor, assignor, pledger, mortgagor or hypothecator of property;

     PERSON means a natural person or entity of any kind, including, without limitation, any corporation, partnership, trust, governmental body, or any other form or kind of entity;

     POTENTIAL EVENT OF DEFAULT means an event which constitutes, or which with the lapse of time or the giving of notice or both would constitute an Event of Default;

     PRIME RATE means the fluctuating rate of interest which is publicly announced from time to time by Bank at its principal place of business as being its prime rate or base rate thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder, it being agreed that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating rate loans;

     RECEIVABLE means a claim for money due or to become due to Debtor, whether classified as an account, instrument, chattel paper, general intangible, incorporeal hereditament or otherwise, and all proceeds of the foregoing;

     REINVESTMENT RATE means a rate of interest equal to the bond equivalent yield for the most actively traded issues of U.S. Treasury Bills, U.S. Treasury Notes or U.S. Treasury Bonds for a term similar to the period from the date of prepayment to the due date of the final installment of this note and in a principal amount comparable to the principal amount being prepaid, all as reasonably determined by Bank;

     RELATED WRITING means a writing of any form or substance signed by any Obligor (whether as principal or agent) or by any attorney, accountant or other representative of any Obligor and received by Bank in respect of Debtor's Bank Debt or any part thereof, including, without limitation, any credit application, credit agreement, reimbursement agreement, financial statement, promissory note, guaranty, indenture, mortgage, security agreement, authorization, subordination agreement, certificate, opinion or any similar writing, but shall not include any commitment letter issued by Bank, without regard to whether Debtor or any other person or acknowledged receipt thereof.

     SUBORDINATED DEBT means any Debt the payment of which has been subordinated to the payment in full of Bank Debt, whether by its terms or by separate written instrument, in either case in form and substance satisfactory to Bank;

     SUBSIDIARY means a person, other than a natural person, of which a majority of the outstanding capital stock (or other form of ownership)or a majority of the voting power in any election of directors is (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly, or indirectly through one or more Subsidiaries, by another Person, other than a natural person; and

     TANGIBLE NET WORTH means net worth less intangible assets, including, without limitation, patents, trademarks, goodwill and treasury stock.

7. SHARING INFORMATION. Debtor authorizes Bank to share all credit and financial information relating to Debtor with Bank's parent company, and with any subsidiary or affiliate company of Bank or of Bank's parent company.

8. NOTICES. Except as otherwise provided in this note, a notice to or request of Debtor shall be deemed to have been given or made hereunder when a writing to that effect shall have been delivered to an officer of Debtor or five (5) days after a writing to that effect shall have been deposited in the United States mail and sent, with postage prepaid, by registered or certified mail, to Debtor at the address of Debtor's chief executive office (or to such other address as Debtor may hereafter furnish to Bank in writing for that purpose), irrespective of whether the writing is actually received by Debtor. No other method of giving actual notice to or making a request of Debtor is hereby precluded. Every notice required to be given to Bank pursuant to this note shall be delivered to an Account Officer.

9. JOINT AND SEVERAL LIABILITY. If Debtor consists of more than one Person, Debtor shall be jointly and severally liable on this note.

10. SEVERABILITY. If any provision of this note is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that determination shall not affect any other provision of this note, and each such other provision shall be construed and enforced as if the invalid, illegal or unenforceable provision were not contained herein.

11. INTERPRETATION. Any holder's delay or omission in the exercise of any right under this note shall not operate as a waiver of that right or of any other right under this note. Bank may from time to time in its discretion grant Debtor waivers and consents in respect of this note or any Related Writing, but no such waiver or consent shall bind Bank unless specifically granted by Bank in writing, which writing shall be strictly construed. Each right, power or privilege specified or referred to in this note or any Related Writing is in addition to and not in limitation of any other rights, powers and privileges that Bank may otherwise have or acquire by operation of law, by other contract or otherwise. The provisions of this note and the Related Writings shall bind and benefit Debtor and Bank and their respective successors and assigns, including each subsequent holder, if any, of this note. If more than one person or entity has signed this note then the term Debtor means each of them, they are jointly and severally liable on this note and on the warrant of attorney below and each shall be the agent of the others for all purposes relating to this note. If any provision of this note is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that determination shall not affect any other provision of this note, and each such other provision shall be construed and enforced as if the invalid, illegal or unenforceable provision were not contained herein. The captions to the various sections and subsections of this note are for convenience of reference only and shall be disregarded in the interpretation of this note. This note shall be governed by law of the State of Ohio.

12. ENTIRE AGREEMENT. This note and the Related Writings set forth the entire agreement between the parties regarding the transactions contemplated hereby, and supersede all prior agreements, discussions, representations and understandings, whether written or oral, and any and all contemporaneous oral agreements, commitments, discussions, representations and understandings between the parties relating to the subject matter hereof.

13. AMENDMENTS. No amendment, modification or supplement to this note or any Related Writing shall be binding unless executed in writing by all parties thereto, and this provision shall not be subject to waiver by any party and shall be strictly enforced.

                                                  CHAMPION INDUSTRIES, INC.


P.O. Box 2968                           By:  /s/ J.C. Worth, III
Huntington, West Virginia 25728    Its: Vice President and C.F.O.


                                                  BOURQUE PRINTING, INC.


P.O. Box 2968                           By:  /s/ R. Douglas McElwain
Huntington, West Virginia 25728    Its: President

                            NEGATIVE PLEDGE AGREEMENT


THIS NEGATIVE PLEDGE AGREEMENT is made this 27th day of February, 1996, between BOURQUE PRINTING, INC. ("Pledgor") and NATIONAL CITY BANK, COLUMBUS ("Bank").

                                   WITNESSETH:

WHEREAS, Pledgor has requested that Bank extend credit to it in the amount of $750,000.00 as evidenced by a Commercial Installment Note with Financial Covenants dated February 27, 1996 ("Obligations") and Bank has agreed to such request upon compliance with certain terms, conditions and provisions; and

WHEREAS, in connection with the Obligations, Bank has requested and Pledgor has agreed to execute and deliver to Bank this Negative Pledge Agreement (the "Agreement") wherein Pledgor agrees that, EXCEPT FOR THOSE LIENS AND encumbrances existing as of the date of this Agreement and fully disclosed in PLEDGOR'S MOST RECENT FINANCIAL STATEMENTS. it will not sell, pledge, hypothecate, transfer, mortgage or otherwise encumber any of the assets which it owns as of February 27, 1996 ("Property").

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pledgor agrees as follows:

1. Pledgor hereby covenants and agrees that, until such time as the Obligations are fully satisfied and paid, unless Bank shall otherwise consent in writing, Pledgor will not sell, pledge, hypothecate, transfer, mortgage or otherwise encumber the property and will keep the same free and clear from any assignment, mortgage, lien or encumbrance.

2. Pledgor further covenants and agrees that, until such time as the Obligations are fully satisfied and paid, it will maintain adequate insurance covering the loss of or damage to the Property.

3. Pledgor's breach of the covenants provided in this Agreement shall constitute an Event of Default under the Obligations giving Bank the right to declare the amount then remaining unpaid under the obligations to be forthwith immediately due and payable without presentment, further demand, protest or notice of dishonor.

4. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

5. This Agreement shall be binding upon Pledgor and Bank and their respective successors and assigns, and shall inure to the benefit of Bank and its respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                        BOURQUE PRINTING, INC.


                                        By:  /s/ R. Douglas McElwain
                                        Its: President


                                        NATIONAL CITY BANK, COLUMBUS


                                        By:  /s/ David B. Yates
                                        Its: Vice President